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                                   EXHIBIT 11
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
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

                                                     Quarter Ended  Quarter Ended
                                                     June 30, 1998  June 30, 1997
                                                     -------------  -------------

Net Income                                                $ 42,815         38,261
                                                          ========        =======

Weighted average shares outstanding                        224,039        231,041

Reduction for common shares not yet released by
  Employee Stock Ownership Plan                             13,757         15,136
                                                          --------        -------

Total weighted average common shares
  outstanding for basic computation                        210,282        215,905
                                                          ========        =======

Basic earnings per share                                  $    .20            .18
                                                          ========        =======

Total weighted average common shares
  outstanding for basic computation                        210,282        215,905

Common stock equivalents due to dilutive
  effect of stock options                                    3,649              -
                                                          --------        -------

Total weighted average common shares and
  equivalents outstanding for diluted computation          213,931        215,905
                                                          ========        =======

Diluted earnings per share                                $    .20            .18
                                                          ========        =======
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